Exhibit 99.1


                                   GOLD BANC CORPORATION, INC.
                                   11301 NALL AVENUE
                                   LEAWOOD, KANSAS 66211
                                   www.goldbanc.com

                                   NASDAQ: GLDB


FOR FURTHER INFORMATION:

AT GOLD BANC:
Michael W. Gullion       Malcolm M. Aslin
Chairman and CEO         President
(913) 451-8050           (913) 451-8050
mgullion@goldbanc.com    micka@goldbanc.com

J. Craig Peterson        Keith E. Bouchey
Chief Financial Officer  Exec. V.P.-M&A
(913) 451-8050           (913) 451-8050
craigp@goldbanc.com      keithb@goldbanc.com

Brian J. Ruisinger
Investor Relations
(913) 451-8050
brianr@goldbanc.com

FOR IMMEDIATE RELEASE
WEDNESDAY, JANUARY 26, 2000


              GOLD BANC ANNOUNCES FAVORABLE CHANGES
                  TO THREE PENDING ACQUISITIONS


     HIGHLIGHTS

     .    CountryBanc Holding Company, Edmond, Oklahoma
          ($449 million in assets) changed from fixed shares to a fixed value and eliminates its option to walkaway.
     . First Business Bancshares of Kansas City, Missouri (First Business Bank, N.A. with $125 million in assets) changed from a variable share amount approximating 2.65 million to a 2.75 million fixed number of shares and eliminates its option to walkaway.
     .    American Bancshares, Inc., Bradenton, Florida (NASDAQ:
          ABAN)
          ($471 million in assets) changed its option to walkaway from $10.00 to $9.25.


LEAWOOD, KANSAS - JANUARY 26, 2000 - GOLD BANC, (NASDAQ: GLDB), announced today the signing of several amendments to previously announced definitive agreements to acquire three community banking companies located in Oklahoma, Kansas City, Mo. and Florida.
The amendments were designed to adjust certain terms of the transactions to reflect current market conditions and strengthen the likelihood of the transactions closing.

Michael W. Gullion, Gold Banc Chairman and CEO said, "We continue to build one of the country's fastest growing franchises in community banking and financial services. With these three transactions, we are solidifying Gold's community banking presence in Oklahoma, positioning ourselves to move more forcefully into Missouri, and gaining a superb community banking operation in Florida that will provide us a strong platform for future growth and diversification.
We are especially excited to expand our cross-selling opportunity for Gold's full range of financial services, which include investments, insurance, mortgage and trust services."

OVERVIEW OF COUNTRYBANC HOLDING COMPANY

CountryBanc is based in Edmond, Oklahoma, which is part of the largest and fastest growing market in the Oklahoma City metropolitan area. Completion of the transaction is subject to the approval of the appropriate regulatory authorities and the shareholders of both
Gold Banc and CountryBanc. The option of a $9.50 walkaway provision has been eliminated. Closing is expected to occur in March, 2000.

                              -more-
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The total value of the CountryBanc acquisition is now fixed at
$75.7 million in a stock-for-stock, tax-free exchange. Based on yesterdays Gold Banc's $9.00 closing stock price, the exchange ratio equals 8.35 million shares of Gold Banc's common stock compared to the original agreement of 7.97 million shares offered for all CountryBanc shares. The fixed value represents an approximate
1.5 times book value as well as a favorable 2000 earnings multiple in the range of 8 to 8.5 times and is immediately accretive to earnings in the double digit range. The shares of CountryBanc are not publicly traded.

OVERVIEW OF FIRST BUSINESS BANK OF KANSAS CITY, N.A.

First Business Bank of Kansas City, N.A., the banking subsidiary of First Business Bancshares of Kansas City, is located in the heart of Kansas City's popular Country Club Plaza and serves a strong small business market. First Business Bank will immediately become a part of the Gold Bank network in the Kansas City area and brings additional marketing and management depth.

Completion of the transaction is subject to the approval of the shareholders of both Gold Banc and First Business. The First
Business option of a $10.50 walkaway provision has been eliminated. Closing is expected to occur in March 2000.

The total purchase price of the First Business acquisition is approximately $24.7 million in a stock-for-stock, tax-free exchange based on yesterday's $9.00 closing price for Gold Banc's common stock. The exchange ratio is now fixed at 2.75 million shares of Gold Banc common stock compared to a range of approximately 2.65 million shares previously. As an in-market transaction, the merger should be slightly accretive to earnings in 2000. The shares of First Business are not publicly traded.

OVERVIEW OF AMERICAN BANCSHARES, BRADENTON, FLORIDA

American Bancshares, Inc. and its wholly-owned subsidiary, American Bank, is one of the largest independent community banks on the west coast of Florida. Most of the bank's customers are small and medium sized businesses in and around Manatee County, Florida, one of the nation's fastest growing counties over the past 10 years. This market will enhance Gold Banc's future internal growth prospects.

Completion of the transaction is subject to approval of the shareholders of both Gold Banc and American. The American option of a $10.00 walkaway provision has been lowered to $9.25 under the terms of the revised agreement. Closing is expected to occur in March 2000.

The total purchase price of American is approximately $78.0 million in a stock-for-stock, tax-free exchange based on a Gold Banc stock price of $9.25. The transaction value for American represents approximately 2.7 times book value as well as a 2000 earnings multiple in the range of 12 to 13 times, and should be slightly accretive within 12 months from the date of closing.

                              -more-

Including the previously announced Colorado acquisition where there has been no changes to the originally announced agreement, these transactions will increase Gold Banc's assets to approximately $2.8 billion, from $1.4 billion on December 31, 1999, and its core deposits to more than $2.4 billion, from $1.1 billion.

SAFE HARBOR STATEMENT

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from acquisitions cannot be fully realized or realized within the expected time frame; (2) revenues following the merger are lower than expected; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration of the business of the organizations are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in states in which the combined company will be doing business, are less favorable than expected; and (7) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.

     FOR MORE INFORMATION ON GOLD BANC TOLL-FREE VIA FAX SIMPLY DIAL 1-800-PRO-INFO, FOLLOW THE VOICE MENU PROMPTS AND ENTER THE COMPANY CODE "GLDB" ON ANY TOUCH TONE PHONE, OR VISIT THE GOLD BANC PAGE ON FRB'S WEBSITE AT www.frbinc.com

                 VISIT GOLD BANC AT www.goldbanc.com


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